Exhibit 99.1

RTW Receives Continued Listing Standard Notice from the NYSE.

Company WILL NOTIFY NYSE WHETHER IT Intends to Restore Compliance.

FINAL: FOR RELEASE

New York, NY – June 25, 2020 – RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced that on June 19, 2020, the Company received notice (the “Notice”) from the New York Stock Exchange (“NYSE”) that the Company is non-compliant under Section 802.01B of the NYSE Listed Company Manual, as the result of the Company’s average market capitalization over a consecutive 30 trading-day period was less than $50 million and its stockholders’ equity was less than $50 million (“the deficiency”).

The Company has experienced substantial and recurring losses from operations. As such, the Company has been considering available options including restructuring its obligations or seeking protection under the bankruptcy laws. Therefore, the Company plans to notify the NYSE by July 6, 2020 whether it intends to cure the deficiency and return to compliance with NYSE continued listing requirements. Under the NYSE rules, the Company can cure this deficiency during the 18-month period following receipt of the Notice. As set forth in the Notice, as of June 17, 2020, the 30 trading-day average market capitalization was approximately $23.2 million and its last reported stockholders’ equity as of February 1, 2020 was approximately $16.0 million. For further information regarding the Company’s financial position and results of operations, please see its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, as filed with the Securities and Exchange Commission on June 9, 2020.

In order to avoid delisting under Section 802.01B, the Company has 45 days from the receipt of the Notice to submit a business plan advising the NYSE of definitive actions the Company has taken, or is taking, that would bring the Company into compliance with the market capitalization listing standards. If the NYSE accepts the plan, the Company’s common stock will continue to be listed and traded on the NYSE during the cure period, subject to compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan. If the plan is not submitted on a timely basis or is not accepted, the NYSE could initiate delisting proceedings.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE under the common stock trading symbol “RTW,” but will have an added designation of “.BC” to indicate the status of the common shares as “below compliance.” The current noncompliance with the standards described above does not affect the Company’s ongoing business operations or its reporting requirements with the Securities and Exchange Commission, nor does it trigger any violation of its asset-based credit facility or other obligations.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the "Company") is a specialty women's omni-channel retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 385 retail and outlet locations in 35 states while also growing a substantial eCommerce business. The Company's portfolio includes branded merchandise from New York & Company, Fashion to Figure, and Happy x Nature, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company's branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, www.happyxnature.com, and through its rental subscription businesses at www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company's website: www.nyandcompany.com.

Investor Relations Contact:

ICR, Inc.

(203) 682-8200

Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, are subject to various risks and uncertainties that could cause actual results to differ materially. Factors that could cause the Company's actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, (i) the risks associated with the spread of COVID-19 and its impact on the Company's sales and supply chain including the Company's store closures as a result therefrom and significant declines in revenues caused thereby, and that the Company has been considering available options including restructuring its obligations or seeking protection under the bankruptcy laws in which case there will likely not be any value distributed to its shareholders and its shares could be cancelled for no consideration; (ii) the Company's dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (iii) the Company's ability to anticipate and respond to fashion trends; (iv) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (v) changes in the cost of raw materials, distribution services or labor; (vi) the potential for economic conditions to negatively impact the Company's merchandise vendors and their ability to deliver products; (vii) the Company's ability to open and operate stores successfully; (viii) seasonal fluctuations in the Company's business; (ix) competition in the Company's market, including promotional and pricing competition; (x) the Company's ability to retain, recruit and train key personnel; (xi) the Company's reliance on third parties to manage some aspects of its business; (xii) the Company's reliance on foreign sources of production; (xiii) the Company's ability to protect its trademarks and other intellectual property rights; (xiv) the Company's ability to maintain, and its reliance on, its information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; (xvii) the impact of tariff increases or new tariffs; (xviii) the Company’s ability to develop and execute a plan to regain compliance with the continued listing criteria of the NYSE; (xix) risks arising from the potential suspension of trading of the Company’s common stock on the NYSE; and (xx) those discussed under the heading "Item 1A. Risk Factors" in this Annual Report on Form 10-K. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.